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                                                                    EXHIBIT 15.1



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Re: Nabors Industries, Inc. and Subsidiaries Registration
    Statements on Form S-8


We are aware that our report dated July 24, 2000 on our review of the interim condensed consolidated financial information of Nabors Industries, Inc. and Subsidiaries for the three and six months ended June 30, 2000 is incorporated by reference in the Company's registration statement on Form S-8 (Registration Number 333-_____). Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statement prepared or certified by us within the meanings of Section 7 and 11 of the Act.



                                PricewaterhouseCoopers LLP

Houston, Texas
September 8, 2000